Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              MAGMA COPPER COMPANY
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           FRANCIS R. MCALLISTER, JR.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-1l(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
    or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:







                   M A G M A   C O P P E R   C O M P A N Y

                      NOTICE OF AND PROXY STATEMENT FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 1995




                             MAGMA COPPER COMPANY
                      7400 NORTH ORACLE ROAD, SUITE 200
                            TUCSON, ARIZONA 85704

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 18, 1995



    To the Stockholders of Magma Copper Company:

    NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Magma Copper Company, a Delaware corporation (the "Company"), will be held in The Westin La Paloma, Finger Rock Room, 3800 East Sunrise, Tucson, Arizona 85716 on Thursday, May 18, 1995, at 10:00 a.m., Mountain Standard Time, for the following purposes:

    1. To elect four Class II directors for three year terms expiring at the annual meeting of stockholders to be held in 1998 or until their successors have been duly elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for its 1995 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on March 24, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The stock transfer books will be open for inspection throughout the meeting. Management of the Company is not aware of any proposal to be acted upon at the meeting except those mentioned above. If any other matters properly come before the meeting or any adjournments thereof, unless otherwise directed by the designating stockholder, the proxies named in the enclosed proxy will vote thereon in accordance with the recommendations of management of the Company.

    Stockholders who do not expect to attend the meeting in person are urged to fill in, date, sign, and mail the enclosed proxy in the enclosed postage paid return envelope.

                                        By Order of the Board of Directors


                                        Andrew A. Brodkey
                                             Secretary

Tucson, Arizona
April 7, 1995


               IF YOU CANNOT BE PRESENT IN PERSON, PLEASE DATE
                  AND SIGN THE ENCLOSED PROXY AND MAIL IT AT
                          YOUR EARLIEST CONVENIENCE


                             MAGMA COPPER COMPANY
                      7400 NORTH ORACLE ROAD, SUITE 200
                            TUCSON, ARIZONA 85704


                                                                 April 7, 1995



    Dear Stockholder:

    You are invited to attend the 1995 Annual Meeting of Stockholders of Magma Copper Company to be held at 10:00 a.m., Mountain Standard Time, on Thursday, May 18, 1995, in The Westin La Paloma, Finger Rock Room, 3800 East Sunrise, Tucson, Arizona 85716.

    At this year's meeting you are being asked to elect four Class II directors and to ratify the appointment of the Company's auditors. The accompanying Notice of Meeting and Proxy Statement describe these items. We urge you to read this information carefully.

    For the reasons set forth in the Proxy Statement, your Board of Directors unanimously believes the proposals referred to above are in the best interest of Magma Copper Company and its stockholders, and accordingly strongly recommends a vote FOR items 1 and 2 on the proxy card enclosed.

    In addition to the formal business to be transacted, management will present a report on operations of the past year and respond to comments and questions of general interest to stockholders.

    I hope many Magma Copper Company stockholders will find it convenient to be present at the meeting and I look forward to greeting those personally able to attend. It is important that your shares are represented and voted whether or not you plan to be present. Therefore, regardless of the number of shares you may own, please sign, date, and promptly mail the enclosed proxy in the prepaid envelope provided.

    Thank you.


                                  Sincerely,






                                  J. Burgess Winter
                                  President and
                                  Chief Executive Officer



                             MAGMA COPPER COMPANY
                      7400 NORTH ORACLE ROAD, SUITE 200
                            TUCSON, ARIZONA 85704


                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 18, 1995

                    SOLICITATION AND REVOCATION OF PROXIES

    This Proxy Statement has been prepared in connection with the Board of Directors' solicitation of the enclosed proxy for the 1995 Annual Meeting of Stockholders to be held on Thursday, May 18, 1995, at 10:00 a.m., Mountain Standard Time, at The Westin La Paloma, Finger Rock Room, 3800 East Sunrise, Tucson, Arizona 85716. The Proxy Statement has been furnished to the record holders of shares of the $.01 per share par value common stock ("Common Stock") of Magma Copper Company, a Delaware corporation (the "Company"), as of March 24, 1995 (the "Record Date"), by order of the Board of Directors. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy are being mailed on or about April 7, 1995, to stockholders entitled to notice of and to vote at the Annual Meeting.

    The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. All properly executed proxies received prior to the Annual Meeting will be voted at the meeting. If a stockholder directs how the proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder's directions. If a stockholder does not direct how the proxy is to be voted, the proxy will be voted IN FAVOR OF (i) the election of all the director nominees as a group, and (ii) the ratification of Arthur Andersen LLP as independent public accountants for the Company's 1995 fiscal year. If any other matter properly comes before the Annual Meeting or any adjournments thereof, unless otherwise directed by the designating stockholder, proxies will be voted thereon in accordance with the recommendation of management of the Company.

    Stockholders giving the proxy may revoke the same by filing written notice of termination of the appointment with Andrew A. Brodkey, Vice President and Secretary of the Company, 7400 North Oracle Road, Suite 200, Tucson, Arizona 85704, by attending the Annual Meeting and voting in person, or by filing a new written appointment of a proxy with Mr. Brodkey. The revocation of the proxy will not affect any vote taken prior to such revocation.

    The cost of solicitation of proxies, including the cost of preparation and mailing of the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy, will be borne by the Company. It is anticipated that brokerage houses, fiduciaries, nominees, and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Directors, officers, or employees of the Company may solicit proxies by telephone or in person without additional compensation. The Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, N.Y. 10005, to solicit proxies, and anticipates paying compensation to that solicitor for such services in an amount of approximately $5,000.00, plus expenses.


                              VOTING SECURITIES

    As of March 1, 1995, there were 46,105,143 outstanding shares of Common Stock. The holders of the Common Stock are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.

    Each share of Common Stock is entitled to one vote. The holders of shares of Common Stock do not have cumulative voting rights. The Common Stock can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                              BOARD OF DIRECTORS

    The Board of Directors currently consists of eleven members of whom approximately one third are elected each year to serve for terms of three years. The following is certain biographical information, as of February 15, 1995, with respect to the members of and nominees to the Board of Directors.


                              DIRECTOR NOMINEES
                 CLASS II DIRECTORS -- TERMS EXPIRING IN 1995

    J. BURGESS WINTER, age 61, has been President, Chief Executive Officer, and a director of the Company since August 1988. From 1983 to 1988, Mr. Winter served as Senior Vice President of Operations of BP Minerals America (previously Kennecott Minerals Company), a mining company, and from 1976 to 1983 he was General Manager and Vice President of Inspiration Consolidated Copper Company's Arizona operations. Mr. Winter has also served as a director of Tucson Electric Power Company since 1992.

    JUDD R. COOL, age 59, has been a director of the Company since February 1989, and Vice President, Human Resources, of Inland Steel Industries, a steel producer, since September 1987. From 1983 to 1987, he served as Senior Vice President, Human Resources and External Affairs, at BP Minerals America (previously Kennecott Minerals Company). From 1979 to 1983, he was Vice President, Human Resources, at BP Minerals America.

    SIMON D. STRAUSS, age 83, has been a director of the Company since February 1989, has been self-employed as an author and a consultant to the mining industry since 1980, and is a director of Combined Metals Reduction Company, a gold mining concern. Mr. Strauss also serves on the Board of Governors of the National Mining Hall of Fame and Museum, and is an active member of the Council on Foreign Relations of New York, New York. Mr. Strauss retired in 1979 from ASARCO Incorporated, a primary copper producer, as its Vice Chairman, and retired from the ASARCO board in 1981.

    JOHN R. KENNEDY, age 64, has been a director of the Company since June 1989 and has been the President and Chief Executive Officer of Federal Paper Board Company, Inc., a paper products company, since 1975. Mr. Kennedy serves as a director of American Maize Products De Vlieg-Bullard, Inc., First Fidelity Bancorporation, and the American Forest and Paper Association.


                             CONTINUING DIRECTORS
                CLASS III DIRECTORS -- TERMS TO EXPIRE IN 1996

    CHRISTOPHER W. BRODY, age 50, has been a director of the Company since December 1988, and has been Managing Director of E. M. Warburg, Pincus & Co., Inc., which provides specialized financial advisory and investment counselling services, and certain of its affiliates for more than five years. Mr. Brody is a director of Allstar Inns, Inc., which owns a chain of motels, and Intuit, Inc., a leading publisher of personal finance, small business accounting, and tax preparation software for personal computers.

    JOHN W. GOTH, age 67, has been a director of the Company since March 1987, and has been an independent consultant since 1985. From 1982 to 1985, he was Senior Executive Vice President of AMAX, Inc., a natural resource and natural gas producer, and was responsible for supervising the metals business of AMAX, Inc. Mr. Goth is a director of U.S. Gold Corporation and of Royal Gold, Inc., each a gold mining company. Mr. Goth also serves as Director of Development of Mineral Information Institute, Inc., as Executive Director of Denver Gold Group, and as director of both the Colorado Mining Association and the Colorado Mining Education Foundation.

    HENRY B. SARGENT, age 60, has been a director of the Company since March 1987, and has been Executive Vice President and Chief Financial Officer of Pinnacle West Capital Corporation, the parent holding company of Arizona Public Service Company, an electric utility company, since 1985. From 1976 to 1986, he was Executive Vice President and Chief Financial Officer of Arizona Public
Service Company. Mr. Sargent currently serves as a director of both Pinnacle West Capital Corporation and Arizona Public Service Company.


                 CLASS I DIRECTORS -- TERMS EXPIRING IN 1997

    DONALD J. DONAHUE, age 70, has been Chairman of the Board of Directors of the Company since January 1987, and was interim Chief Executive Officer of the Company from April 1988 to August 1988. Mr. Donahue was Chairman of the Board and Chief Executive Officer of KMI Continental, Inc. ("KMI"), a natural resource conglomerate, from 1984 to 1985, and Vice Chairman and Chief Operating Officer of KMI's predecessor company from 1975 to 1984. Mr. Donahue is a member of the Board of Directors of Northeast Utilities, GEV Corporation, successor to
Finevest Foods, Inc., a producer and marketer of frozen foods, Signet Star Holding Co., a casualty reinsurer, and several Counsellors Funds, whose investment manager is an affiliate of E. M. Warburg, Pincus & Co., Inc. From September 1990 until August 1993, Mr. Donahue served as Chairman of NAC Holding Corporation, a holding company for the North American Company For Life And Health Insurance (NACOLAH), headquartered in Chicago, Illinois.

    THOMAS W. ROLLINS, age 63, has been a director of the Company since March 1987. Mr. Rollins is Chief Executive Officer of Rollins Resources, a natural gas and oil consulting firm. From March 1991 until its merger in October 1992, Mr. Rollins was President and Chief Executive Officer of Park Avenue Exploration Corp., a subsidiary of USF&G Corporation. Mr. Rollins served as President and Chief Executive Officer of Felmont Oil Company, a subsidiary of Homestake Mining Company, from April 1989 until its sale in December 1989, and as a director and Senior Vice President of Pogo Producing Co., an oil and natural gas company, from 1985 to 1989. From 1981 to 1985, he was President and Chief Executive Officer of Continental Resources Company, a natural gas and oil company, and Executive Vice President of Continental Group, Inc., a diversified holding company. Mr. Rollins also serves as a director of the Teaching Company and The Nature Conservancy of Texas.

    H. WILSON SUNDT, age 62, has been a director of the Company since March 1987, and has served as Chairman of the Board and Chief Executive Officer of Sundt Corp., a construction company, since July 1983. Mr. Sundt is also a director of Tucson Electric Power Company.

    JOHN L. VOGELSTEIN, age 60, has been a director of the Company since December 1988. Since 1982 he has been Vice Chairman of the Board of Directors, and, since 1994, President, of E. M. Warburg, Pincus & Co., Inc., which provides specialized financial advisory and counselling services, and certain of its affiliates. Prior thereto, he was an officer and a director of E. M. Warburg, Pincus & Co., Inc. and certain of its affiliates for more than five years. Mr. Vogelstein is currently a director of Value Health, Inc., a provider of specialty managed-care programs, Mattel, Inc., a toy manufacturer, ADVO Inc., a direct mail marketing concern, AEGIS GROUP plc., a European media buying company, LCI International, a provider of long-distance telecommunication services, and several privately held companies.


                     COMMITTEES OF THE BOARD OF DIRECTORS

    During  fiscal  year 1994,  the Board of  Directors  met seven  times.  Each
Director attended at least 75% or more of the total number of meetings held during fiscal year 1994, including meetings of those committees of which each is a member.

    The Audit Committee of the Board of Directors met seven times during fiscal year 1994. Its functions include, but are not necessarily limited to (i) review of the professional services of the Company's independent auditors, (ii) review of the audit plan and results of the Company's annual audit, and (iii) consideration of the qualifications of the Company's auditors and recommendation to the Board of Directors as to their selection. The Audit Committee consists of four voting members, Messrs. Goth, Kennedy, Rollins, and Sargent, and one non-voting, ex-officio member, Mr. Brody.

    The Compensation Committee of the Board of Directors met five times during fiscal year 1994. Its functions are to recommend to the full Board of Directors the compensation of all officers of the Company and of the members of the Board of Directors. The Compensation Committee members, other than Mr. Donahue, administer all stock-related employee incentive compensation plans. The Compensation Committee also reviews the performance and funding of the Company's various pension plans. The Compensation Committee consists of Messrs. Cool, Donahue, Goth, Rollins, Strauss, Sundt, and Vogelstein.

    The Executive Committee of the Board of Directors met two times during fiscal year 1994. Its authority extends to all matters proper for action by the Board of Directors other than matters related to the composition of the Board, changes in the Bylaws, and certain other corporate matters. The Executive Committee consists of Messrs. Cool, Donahue, Sargent, Strauss, Vogelstein, and Winter.

    The Nominating Committee of the Board of Directors met once during fiscal year 1994. The Nominating Committee is responsible for the size and composition of the Board of Directors as well as recommending nominees to serve on the Board of Directors. The Nominating Committee considers proposals for nominations from stockholders that are timely made in writing to the Secretary and contain sufficient background information concerning the nominee to enable proper evaluation of his or her qualifications as more fully provided in the Company's Restated Certificate of Incorporation and Bylaws. The Nominating Committee consists of Messrs. Brody, Donahue, Kennedy, Sundt, and Winter.

    The Price Risk Committee of the Board of Directors met one time during fiscal year 1994. The Price Risk Committee is responsible for reviewing, approving, and authorizing the execution of management strategy relative to the price protection programs for commodities produced by the Company. The Price Risk Committee consists of Messrs. Donahue, Winter, Vogelstein, Brody (alternate for Vogelstein), and Strauss (ex-officio non-voting member).

    The Finance Committee of the Board of Directors met three times in 1994. The Finance Committee is responsible for overseeing the financing activities of the Company. The Finance Committee consists of Messrs. Winter, Donahue, Brody, and Vogelstein (alternate for Brody).



                                  MANAGEMENT

    The following table sets forth information as of February 15, 1995, as to the executive officers of the Company.




  Name                  Age  Office
  ----                  ---  ------
  Donald J. Donahue     70   Chairman of the Board
  J. Burgess Winter     61   President, Chief Executive Officer, and Director
  Andrew A. Brodkey     38   Vice President, Secretary, and General Counsel
  K. Lee Browne         44   Vice President
  Marshall H. Campbell  55   Vice President, Human Resources
  John F. Champagne     42   Vice President
  Francisco E. Durazo   43   Vice President and General Manager
  Bradford A. Mills     40   Vice President, Planning and Business Development
  Douglas J. Purdom     35   Vice President and Chief Financial Officer
  Harry C. Smith        46   Vice President


    All executive officers are elected by and serve at the discretion of the Board. Mr. Winter is employed pursuant to an employment agreement described on pages 14 and 15.

    For biographical information regarding Messrs. Donahue and Winter, see their biographies under "Continuing Directors" above.

    Andrew A. Brodkey was elected Vice President in November 1992 and has been Secretary and General Counsel to the Company since August 1989. From 1987 until August 1989, Mr. Brodkey served as the Company's Senior Counsel and Assistant Secretary. From 1982 to 1987, Mr. Brodkey was associated with the Denver, Colorado law firm of Gorsuch, Kirgis, Campbell, Walker and Grover.

    K. Lee Browne was elected Vice President in November 1992 and has been President and General Manager of Magma Tintaya, S. A., the Company's operating subsidiary in Peru, since January 1995. He was General Manager of the Pinto Valley Mining Division from November 1991 to November 1994. From 1973 until 1991, Mr. Browne held various positions in operations at several Company locations, including General Mill Foreman, Mill Superintendent, Assistant Refinery Superintendent, Vice President and General Manager of MCR Products, and Manager of Rod Plant and Refinery, as well as positions in the Marketing and Sales Division of the Company.

    Marshall H. Campbell has been Vice President, Human Resources, of the Company since August 1989. Mr. Campbell was Manager of Employee Relations for the Company from 1985 to 1989. From 1973 to 1985, Mr. Campbell was Director of Industrial Relations for Pennzoil's Duval Corporation, a copper mining company, in Tucson, Arizona. From 1965 to 1972, he performed a variety of human resource assignments with Shell Oil Company.

    John F. Champagne has been Vice President of the Company since November 1988 and President of Magma Metals Company, a wholly owned subsidiary of the Company, since December 1991. Additionally, Mr. Champagne serves on the Trade Promotion Coordination Committee for the United States Secretary of Commerce. From August 1986 to November 1988, he served as President of Cargill Metals, the metals trading division of Cargill, Inc., a diversified commodities firm in Minneapolis. From July 1974 to August 1986, Mr. Champagne held various management and trading positions with Cargill, Inc., and its subsidiaries.

    Francisco E. Durazo was elected Vice President of the Company in November 1992 and has been General Manager of the San Manuel Mining Division since July 1991. Since 1975, he has held various operations management positions at the Company's San Manuel Mining Division, including General Mine Foreman, Mine Superintendent, and Manager of Sulfide Mining Operations.

    Bradford A. Mills has served as the Company's Vice President, Planning and Business Development, since August 1989. From 1987 to July 1989, Mr. Mills was the Director of Corporate Development for Echo Bay Management Company, a mining company headquartered in Denver, Colorado. From 1985 to 1987, Mr. Mills was the United States Exploration Manager for Echo Bay Exploration, Inc., and from 1983 to 1985, Mr. Mills served as the Chief Mine Geologist with the Copper Range Company.

    Douglas J. Purdom has been Vice President and Chief Financial Officer of the Company since January 1992. From 1989 through 1991, he served as the Company's Corporate Controller. Prior to joining the Company, Mr. Purdom was with the accounting and consulting firm of Arthur Andersen & Co.

    Harry C. Smith has been a Vice President of the Company since December 1991 and President of Magma Nevada Mining Company, a wholly owned subsidiary of the Company, since November 1991. Since 1973, Mr. Smith has been employed by the Company in various capacities at its San Manuel Mining Division, including positions as General Mine Foreman, Mine Superintendent, Manager of Sulfide Mining, Operational Manager of Sulfide and Oxide Mining, and General Manager.


                            EXECUTIVE COMPENSATION

    The table below summarizes annual and long term compensation for services to the Company during years ended December 31, 1994, 1993, and 1992 to those persons who were at December 31, 1994 (i) the Chief Executive Officer and (ii) the other four most highly-compensated executive officers of the Company. These persons are referred to in this Proxy Statement as the "Named Executive
Officers."

                          SUMMARY COMPENSATION TABLE


                                           --------------------------  ----------------------------------------
                                             ANNUAL COMPENSATION(1)             LONG TERM COMPENSATION
                                           --------------------------  ----------------------------------------
             NAME                                                       RESTRICTED    SECURITIES
              AND                                                         STOCK       UNDERLYING       LTIP          ALL OTHER
           PRINCIPAL                                                    AWARDS(2)     OPTIONS(3)    PAYOUTS(4)    COMPENSATION(5)
           POSITION                YEAR     SALARY($)      BONUS($)         $             (#)           ($)             ($)
- - -------------------------------  --------  ------------  ------------  ------------  -------------  -----------  ------------------
WINTER, JB                         1994      $462,516      $550,000      $631,842       162,400      $222,917         $17,907
President and Chief                1993       412,500       350,000          --          24,200       185,973          19,078
Executive Officer                  1992       375,000       495,000          --          52,700       165,280          20,250
CHAMPAGNE, JF                      1994       237,000       184,680       287,209        78,380          --            10,620
Vice President                     1993       216,000       127,000          --          10,900          --             9,990
                                   1992       200,004       170,392          --          23,000          --            10,031
MILLS, BA                          1994       190,008       200,000       191,473        48,590          --            10,200
Vice President                     1993       170,004        88,000          --           8,000          --             6,750
                                   1992       150,000       113,400          --           9,500          --             4,500
SMITH, HC                          1994       193,956       150,000       191,473        48,590          --            10,313
Vice President                     1993       175,008        83,000          --           8,000          --             8,665
                                   1992       155,004       110,484          --           9,500          --             4,299
PURDOM, DJ                         1994       190,216       150,000       191,473        48,590          --            10,200
Vice President and                 1993       170,004        88,000          --           8,000          --             9,472
Chief Financial Officer            1992       130,008       100,104          --          10,500          --             7,800

- - -------

(1) Salary and Bonus include cash compensation  earned and received by the Named
    Executive Officers in the year indicated and amounts deferred under the Employee Savings Plan of Magma Copper Company and Participating Subsidiary
    Companies  (the  "Employee  Savings  Plan")  and/or  the  Special  Executive
    Deferred Compensation Plan (the "Deferred Compensation Plan").

(2) The Named  Executives  were issued  restricted  stock grants on November 16,
    1994.  Grants of 36,365  shares to Mr.  Winter and 11,020  shares to each of
    Messrs.  Mills,  Smith,  and Purdom were made under the Magma Copper Company
    1989 Stock  Option and Stock  Award Plan (the "1989  Plan"),  and a grant of
    16,530 shares was made to Mr.  Champagne under the Magma Copper Company 1987
    Stock Option and Stock Award Plan (the "1987 Plan").  The  restricted  stock awards vest as follows:  20% of the original award on December 31, 1995, 20%
    of the original award on December 31, 1996, and 60% of the original award on
    December 31, 1997.  The value of these awards is based on the closing  price of the  Company's  Common  Stock on November  16, 1994 on the New York Stock
    Exchange  --  Composite   Transactions.   At  December  31,1994,   aggregate
    restricted  shareholding in shares (and dollars) were 36,365  ($600,023) for
    Mr. Winter,  16,530 ($272,745) for Mr. Champagne,  and 11,020 ($181,830) for
    each of Messrs.  Mills, Smith, and Purdom.  Dividends are not currently paid on restricted stock.

(3) Options were awarded pursuant to the Magma Copper Company 1993 Stock Option and Stock Award Plan (the "1993 Plan") during 1993 and 1994, and from the
    1989 Plan in 1992.

(4) Mr.  Winter  received  a  long-term  incentive  bonus  pursuant  to the  CEO
    Employment  Agreement  (as  discussed  on pages 14 and 15).  No other  Named
    Executive Officer was eligible for or received a long-term incentive bonus.

(5) Amounts for 1994  include a Company  matching  contribution  in the Employee
    Savings Plan for Messrs.  Winter,  Champagne,  Mills,  Smith,  and Purdom of
    $4,500,  $3,510,  $4,500,  $4,500,  and $4,500  respectively.  Amounts  also include a Company matching contribution in the Deferred Compensation Plan for Messrs. Winter, Champagne, Mills, Smith, and Purdom of $13,407, $7,110,
    $5,700, $5,813, and $5,700 respectively.




                                OPTION GRANTS

    The table shown below contains information on grants of stock options during 1994 to the Named Executive Officers. No stock appreciation rights were granted during 1994.

                      OPTION GRANTS IN FISCAL YEAR 1994


                                               Individual Grants
                     ----------------------------------------------------------------------

                                                                                                 Potential Realizable Value at
                      Securities                                       Stock                        Assumed Annual Rates of
                      Underlying        % of Total                    Price on                    Stock Price Appreciation for
                        Options      Options Granted     Exercise     Date of                            Option Term(3)
                      Granted(1)       to Employees      Price(2)      Grant     Expiration  --------------------------------------
       Name               (#)            in 1994          ($/sh)       ($/sh)       Date          0%          5%            10%
- - -------------------  -------------  ------------------  -----------  ----------  ----------  ----------  ------------  ------------
Winter, JB               45,000            4.88           $12.28      $16.375      05/19/04    $184,275    $  647,692    $1,358,664
                        117,400           12.74           $13.03      $17.375      11/16/04    $510,103    $1,792,938    $3,761,059
                     -------------  ------------------                                       ----------  ------------  ------------
                        162,400           17.61                                                $694,378    $2,440,630    $5,119,723

Champagne, JF            25,000            2.71           $12.28      $16.375      05/19/04    $102,375    $  359,829    $  754,813
                         53,380            5.79           $13.03      $17.375      11/16/04    $231,936    $  815,222    $1,710,096
                     -------------  ------------------                                       ----------  ------------  ------------
                         78,380            8.50                                                $334,311    $1,175,050    $2,464,910

Mills, BA                13,000            1.41           $12.28      $16.375      05/19/04    $ 53,235    $  187,111    $  392,503
                         35,590            3.86           $13.03      $17.375      11/16/04    $154,639    $  543,532    $1,140,171
                     -------------  ------------------                                       ----------  ------------  ------------
                         48,590            5.27                                                $207,874    $  730,643    $1,532,674

Smith, HC                13,000            1.41           $12.28      $16.375      05/19/04    $ 53,235    $  187,111    $  392,503
                         35,590            3.86           $13.03      $17.375      11/16/04    $154,639    $  543,532    $1,140,171
                     -------------  ------------------                                       ----------  ------------  ------------
                         48,590            5.27                                                $207,874    $  730,643    $1,532,674

Purdom, DJ               13,000            1.41           $12.28      $16.375      05/19/04    $ 53,235    $  187,111    $  392,503
                         35,590            3.86           $13.03      $17.375      11/16/04    $154,639    $  543,532    $1,140,171
                     -------------  ------------------                                       ----------  ------------  ------------
                         48,590            5.27                                                $207,874    $  730,643    $1,532,674

- - -------

(1) Options granted at an exercise price of $12.28 were granted on May 19, 1994, and options  granted at an exercise price of $13.03 were granted on November
    16, 1994. All options were granted under the 1993 Plan. The options  granted on May 19, 1994 become  exercisable as follows:  33% on May 19, 1995, 33% on
    May 19, 1996, and 34% on May 19, 1997.  The options  granted on November 16,
    1994 become  exercisable as follows:  (i) 34% on November 16, 1995, (ii) 33%
    on November 16, 1996,  and (iii) 33% on November 16, 1997. To the extent not already exercisable,  the options may become immediately  exercisable at the
    discretion  of  the  1993  Plan  Committee  upon  (i)  the   dissolution  or
    liquidation of the Company or a merger or consolidation in which the Company is not the surviving  entity,  (ii) the sale of all or substantially  all of the assets of the Company, or (iii) the occurrence of a change in control of the Company (as discussed  under "Other Change in Control  Arrangements"  on pages 16-18).

(2) The exercise price was set at 75% of closing price on the respective grant dates (May 19,1994 and November 16, 1994).

(3) Reflects the value of the stock options on the date of grant assuming (i) for the 0% column, no appreciation in the Company's stock price from the date of grant over the term of the option, (ii) for the 5% column, a five percent annual rate of appreciation in the Company's stock price compounded annually over the term of the option, and (iii) for the 10% column, a ten percent annual rate of appreciation in the Company's stock price compounded annually over the term of the option, in each case without any discounting to present value. The actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's common stock.
    Accordingly, the amounts reflected in this table may not necessarily be indicative of the actual results obtained.



                   AGGREGATED OPTION EXERCISES IN 1994 AND
                         1994 YEAR-END OPTION VALUES

    Shown below is information with respect to all exercised and unexercised options to purchase the Company's Common Stock granted to the Named Executive
Officers through the end of fiscal year 1994. All options were granted under the 1989 Plan or the 1993 Plan. No stock appreciation rights have been granted under the 1989 Plan or the 1993 Plan.



                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                          SHARES                            OPTIONS AT FISCAL        MONEY OPTIONS AT FISCAL YEAR-
                         ACQUIRED                               YEAR-END                        END(2)
                            ON            VALUE                    (#)                            ($)
                         EXERCISE      REALIZED(1)    -----------------------------  -----------------------------
        NAME               (#)             ($)          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- - ---------------------  ------------  ---------------  -----------------------------  -----------------------------
Winter, JB                     0                             316,075/220,763             $3,458,167/1,120,336
Champagne, JF             46,526       $510,965.30            25,090/110,664             $  259,617/  596,207
Mills, BA                      0                              54,085/ 72,005             $  526,287/  408,625
Smith, HC                  5,000       $ 65,000.00            49,085/ 72,005             $  583,787/  408,625
Purdom, DJ                     0                              39,755/ 67,335             $  416,439/  353,663

- - -------

(1) Based upon the market value when exercised minus the exercise price.

(2) Based upon the closing price ($16.50) of the Company's Common Stock on December 31, 1994, as reported on the New York Stock Exchange -- Composite
    Transactions. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the options.



                           LONG-TERM INCENTIVE PLAN

    Shown below is information with respect to long-term incentive awards for the Named Executive Officers.

                LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994(1)


                                                    Estimated Future Payouts
                  Number of                       Under Non-Stock Price Based
                   Shares,       Performance               Plans(2)
                   Units or    or Other Period   -----------------------------
                 Other Rights  Until Maturation  Threshold   Target   Maximum
     Name            (#)          or Payout         ($)       ($)       ($)
- - ---------------  ------------  ----------------  ---------  --------  --------
Winter, JB (2)      88,720         3 years        $69,624   $464,162  $928,323
Champagne, JF       40,630         3 years        $31,650   $211,002  $422,004
Mills, BA           27,428         3 years        $21,144   $140,960  $281,919
Smith, HC           27,822         3 years        $21,562   $143,748  $287,496
Purdom, DJ          27,428         3 years        $21,144   $140,960  $281,919

- - -------

(1) The Company had no long-term incentive plan in 1992 or prior years. The Long-Term Incentive Plan (the "Long-Term Plan") was initiated in 1993 in order to make a part of the compensation for certain key executives dependent on the achievement of long-term performance targets designed to increase shareholder value. The Long-Term Plan consists of three year cycles. The first cycle began January 1, 1993 and ends on December 31, 1995. The second cycle begins January 1, 1996 and ends on December 31, 1998.
    Fourteen key executives currently participate in the Long-Term Plan. Executives are awarded target performance shares based upon a percentage of salary (ranging from 40%-70% annually) divided by the average share price of the Company's Common Stock in the year preceding the first year of the cycle. Performance share awards can range from zero to two times the target award. The performance shares are earned annually and are adjusted annually based upon the achievement of pre-set performance targets. These performance targets include cash cost per pound, pounds produced, and cash flow return on investment measures. Awards vest at the end of the three year cycle and are paid in cash or shares of Common Stock (based upon the average share price in the final cycle year). Targets and participants for the second three-year cycle will be determined in 1995.

(2) Mr. Winter is also eligible to receive a non-stock price based long-term bonus pursuant to the CEO Employment Agreement (as discussed on pages 14 and
    15).  Amounts  awarded under the CEO  Employment  Agreement  will offset any bonus awarded under the Long-Term Plan. Mr. Winter's long-term bonus pursuant to the CEO Employment Agreement is measured over a three-year period with a new cycle commencing each year. The amount of the bonus is determined by the Board of Directors based upon attainment of earnings per share goals, improvement in the market price of the Company's Common Stock, and such other performance-related factors as the Board of Directors shall consider. Mr. Winter's bonus under the CEO Employment Agreement may not exceed 50% of his average base salary over the three year performance period. The maximum amount assumes no salary increase in 1995 and 1996 and the attainment of all performance factors considered by the Board of Directors. In 1994, the Board of Directors made its determination of Mr. Winter's bonus in part based upon a subjective evaluation by the Compensation Committee of Mr. Winter's contribution toward earnings per share goals, and otherwise based upon the factors utilized under the Long-Term Plan described on pages 21 and 22. Each budgeted target objective under the Long-Term Plan was exceeded for 1994.


                    COMPENSATION COMMITTEE INTERLOCKS AND
                            INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Messrs. Sundt, Donahue, Cool, Goth, Rollins, Strauss, and Vogelstein. Except for Mr. Donahue, who is the Chairman of the Board of the Company, none of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. Pursuant to a Standstill Agreement dated November 30, 1988 between Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus") and the Company (the "Standstill Agreement"), Warburg, Pincus designated, and the Board nominated, Messrs. Strauss, Vogelstein, and Brody for election to the Company's Board of Directors, each of whom has been elected for the Board of Directors. Messrs. Strauss and Vogelstein currently serve on the Company's Compensation Committee.

    As part of a recapitalization (the "1988 Recapitalization") of the Company, on November 30, 1988, Warburg, Pincus initially acquired an equity investment in the Company of 930,000 shares of Series B Cumulative Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") and warrants to purchase 1,000,000 shares of Class B Common Stock at an exercise price of $8.50 per share (the "Warburg Warrants") for $93 million. Warburg, Pincus immediately resold 100,000 shares of the Series B Preferred Stock and 107,527 warrants to other institutional investors. (The Company also issued 4,100,000 public warrants in December 1986 (the "Public Warrants")). In December 1992, the Company offered to exchange 15.446825 shares of its Common Stock for each share of the Series B Preferred Stock outstanding. Warburg, Pincus' Series B Preferred Stock was converted to 12,820,865 shares of Common Stock as a result of its acceptance of that offer.

    Prior to October 1992, the Company's Common Stock was divided into two classes: Class B Common Stock and Class A Common Stock. The Class B Common Stock carried 4 votes per share and was subject to a transfer restriction under which shares transferred to a holder of more than 10% of the Company's voting stock were automatically converted to one-vote Class A Common Stock. The Class A Common Stock carried a veto power over further issuances of Class B Common
Stock, including issuances necessary to satisfy existing legal obligations relating to the Series B Preferred Stock and outstanding warrants and options, and in certain circumstances the Class A Common Stock possessed special voting rights in elections of directors.

    On December 21, 1991, through several open market purchases, Warburg, Pincus acquired 4,176,600 shares of the Company's Class B Common Stock for approximately $21 million in cash. As Warburg, Pincus controlled over 10% of the total voting power of the Company's capital stock at the time of these acquisitions, these shares were immediately converted to shares of Class A Common Stock.

    In October 1992, the Company's stockholders amended the Company's Certificate of Incorporation in order to eliminate the dual class Common Stock and to streamline and simplify the Company's balance sheet. In connection with this amendment, all outstanding shares of Class B Common Stock and Class A Common Stock were converted into shares of a new, single class of Common Stock. The new class of Common Stock possesses one vote on all matters properly coming before the stockholders, including elections of the Board of Directors, is not subject to any transfer restrictions, and possesses no veto power over the issuance of any class of stock.

    As of February 15, 1995, Warburg, Pincus owned 16,007,143 shares of Common Stock, representing approximately 34.7% of the Company's Common Stock outstanding, and 892,473 Warburg Warrants. Assuming full exercise of the Warburg Warrants held by Warburg, Pincus and assuming no exercise of any other Company warrants, Warburg, Pincus would own 36.0% of the Company's outstanding Common Stock. Assuming full exercise of the Warburg Warrants held by Warburg, Pincus and full exercise of all other Company warrants, Warburg, Pincus would own 33.7% of the Company's outstanding Common Stock. Additionally, in connection with its initial investment in the Company, and subject to limitations described below, Warburg, Pincus and its affiliates were granted the right, until August 31, 1998, for as long as they own at least 1,500,000 shares of the Company's Common Stock, to subscribe for their respective pro rata portion of any additional shares of Common Stock (or securities convertible, exchangeable, or exercisable into Common Stock) issued by the Company for cash. Warburg, Pincus and its affiliates have waived these rights in respect of the outstanding Public Warrants.

    Under the Standstill Agreement, which expires in 1998, the Company granted Warburg, Pincus the right to nominate up to three Magma directors, the exact number to be determined from time to time, based upon Warburg, Pincus and certain of its affiliates' percentage ownership of the Company's equity securities. The number of directors nominated by Warburg, Pincus are to be divided as evenly as possible among the Company's three director classes. Warburg, Pincus has also agreed to vote its Company shares, and to cause certain of its affiliates to vote their Company shares, in favor of the election of two management directors and at least six independent directors. The Standstill Agreement also provides that Warburg, Pincus and certain of its affiliates may not acquire more than 45% of the voting power of the Company's fully-diluted common equity (based on a calculation defined in the Standstill Agreement) without the approval of a majority (but not less than two) of the Company's independent directors, and that Warburg, Pincus and certain affiliates may not transfer any of the Company's voting securities except (i) in connection with certain extraordinary transactions including a sale of the Company endorsed by a majority (but not less than two) of its independent directors and subject to certain other restrictions, (ii) by means of a distribution to its partners in compliance with or pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), (iii) in compliance with Rule 144 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iv) through a public offering designed to achieve a widespread distribution. As of February 15, 1995, Warburg, Pincus controlled 32.4% of the Company's total voting power, as calculated under the Standstill Agreement.

    Certain transferees of Warburg, Pincus have agreed with the Company not to acquire additional Magma voting securities (other than in the ordinary course of business as a broker-dealer and market-maker) and to abide by the voting and transfer restrictions equivalent to those applicable to Warburg, Pincus. The shares that may be held by these transferees from time to time reduce the maximum permitted voting power of Warburg, Pincus so long as they are owned by such transferees or any of their respective affiliates.

    In 1990, the Company entered into an agreement with Warburg, Pincus Counsellors, Inc., an affiliate of Warburg, Pincus, to manage approximately 10% of the fixed assets in the Company's pension fund. For these services, Warburg, Pincus Counsellors, Inc. received a fee of approximately $162,179 for fiscal year 1994. The Board of Directors has determined that the fee for such services is competitive with comparable managers.

    In 1992, the Company entered into an Agreement with Warburg, Pincus Counsellors, Inc., to manage an investment portfolio consisting of approximately 25% of the Company's cash and short-term investments. For these services Warburg, Pincus Counsellors, Inc. received a fee of approximately $160,000 for fiscal year 1994. The Board of Directors has determined that the fee for such services is competitive with comparable managers.


                 SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the return of the Company's Common Stock against the cumulative return of the S & P Metals Index and the S & P 500 for the period of five-fiscal years commencing January 1990 and ending December 1994. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends. Each of the lines reflects the dollar value of the respective indice during such five-year time period.


                              PERFORMANCE GRAPH
            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCK RETURN
                              1990 THROUGH 1994



                           1989     1990     1991     1992     1993     1994
                           ----     ----     ----     ----     ----     ----
Magma Copper Company       100.0     90.2    114.6    261.0    258.5    322.0
S & P 500                  100.0     96.9    126.3    135.9    149.5    151.6
S & P Metals Index*        100.0     94.9    107.1    114.9    128.0    149.4


- - -------

(1) Includes: Asarco Inc., Cyprus Amax Minerals Co., Inco Ltd., and Phelps Dodge Corp.



                               RETIREMENT PLANS

    On November 16, 1994, the Company amended its Magma Copper Company Special Executive Supplemental Benefit Plan (the "Supplemental Plan") to become the basic retirement plan for selected executives, including the Named Executive Officers. The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, based on average earnings and years of service at retirement.

                           SUPPLEMENTAL PLAN TABLE


      Highest
     Five Year
      Average
   Compensation
  During the Last                 Years of Service at Retirement
    10 Years of      ---------------------------------------------------------
    Employment           15          20          25          30         35
- - -------------------  ----------  ----------  ----------  ----------  ---------
    $   50,000        $  11,181    $ 14,908    $ 18,635    $ 22,362   $ 26,089
        75,000           17,744      23,658      29,573      35,487     41,402
       100,000           30,000      40,000      50,000      60,000     70,000
       125,000           37,500      50,000      62,500      75,000     87,500
       150,000           45,000      60,000      75,000      90,000    105,000
       175,000           52,000      70,000      87,500     105,000    122,500
       200,000           60,000      80,000     100,000     120,000    140,000
       225,000           67,500      90,000     112,500     135,000    157,500
       250,000           75,000     100,000     125,000     150,000    175,000
       275,000           82,500     110,000     137,500     165,000    192,500
       300,000           90,000     120,000     150,000     180,000    210,000
       400,000          120,000     160,000     200,000     240,000    280,000
       450,000          135,000     180,000     225,000     270,000    315,000
       500,000          150,000     200,000     250,000     300,000    350,000
       600,000          180,000     240,000     300,000     360,000    420,000
       700,000          210,000     280,000     350,000     420,000    490,000
       800,000          240,000     320,000     400,000     480,000    560,000
       900,000          270,000     360,000     450,000     540,000    630,000
     1,000,000          300,000     400,000     500,000     600,000    700,000

- - -------

    Compensation considered for purposes of determining retirement benefits under the Supplemental Plan includes salary and bonus compensation disclosed as annual compensation in the Summary Compensation Table on pg. 6, but not restricted stock, stock options or SARs, long-term incentive plan payout compensation, or amounts listed in such table as "All Other Compensation."

    As of December 31, 1994, the estimated years of credited service pursuant to the Supplemental Plan were 6 for J. B. Winter, 6 for J. F. Champagne, 20 for H.
C. Smith, 5 for B. A. Mills, and 5 for D.J. Purdom.

    Amounts payable under the Supplemental Plan are reduced by amounts receivable under the Company's regular retirement benefit plan, the Retirement Plan for Salaried Employees of Magma Copper Company, under the Magma Copper Company Excess Benefit Plan, under the Magma Copper Company Supplemental Benefit Plan, and under the CEO Retirement Plan described on pages 14 and 15.

    Each participant in the Supplemental Plan is entitled to receive on his or her normal retirement date (age 65) an annual benefit in an amount equal to the product of the participant's years of credited service multiplied by 2% of the participant's Final Average Compensation. " Final Average Compensation" is defined as the highest five years average salary during the last ten years of employment. Participants become vested in the benefits under the Supplemental Plan after attaining age 45 and after being credited with ten or more years of service. The Supplemental Plan allows participants who retire between the ages of 55 and 62, inclusive, to receive an actuarially reduced benefit. No reduction in benefits under the Supplemental Plan is made for social security benefits.


                          COMPENSATION OF DIRECTORS

    During fiscal year 1994, the directors, other than Mr. Donahue and Mr. Winter, received an annual retainer of $16,000 if the director was not the chairman of a committee or $18,000 if the director was the chairman of a committee. Other than Mr. Winter, all directors receive an additional fee of $650 for each regular and special Board meeting attended. Directors, other than Mr. Donahue and Mr. Winter, who serve on committees of the Board also receive $650 for each committee meeting attended. During 1994, Mr. Donahue received $12,500 per month for his services as Chairman of the Board of Directors of the Company. Effective January 1, 1995, Mr. Donahue began receiving $6,250 per month for his services as Chairman of the Board of Directors of the Company, plus the retainer and meeting fees described above. Pursuant to the CEO Employment Agreement, Mr. Winter does not receive any additional compensation for his services as a director of the Company. (See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" on pages 14 and
15). Directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

    Directors of the Company who are not employees of the Company or any subsidiary and who receive and retain (as opposed to transferring to their respective employers) a regular annual retainer ("Eligible Directors") may elect to receive stock options in lieu of or as partial payment of their annual retainer by participating in the Magma Copper Company 1989 Stock Option Plan for Non-Employee Directors (the "1989 Director Plan"). Elections to participate in the 1989 Director Plan for any given plan year (commencing each January 1) must be made by filing an irrevocable election with the Company at least five days prior to the first day of the fourth quarter immediately preceding the plan year to which the election relates. The election filed with the Company must indicate the amount of the retainer (which may be all or any 25% increment of the retainer) that the electing director desires to receive in options rather than cash. Currently, seven of the Company's nonemployee directors are eligible to participate in the 1989 Director Plan. Four directors elected to participate for the 1994 plan year, and five have elected to participate for the 1995 plan year. Options are granted quarterly to each eligible member who has elected to participate for the respective plan year. The exercise price of a 1989 Director Plan option is equal to 50% of the fair market value of the Common Stock at the date of grant. The number of shares subject to the options granted to a participant each quarter is equal to 25% of the amount of the annual retainer elected by the participant to be applied towards options in lieu of compensation for that plan year divided by the difference between the fair market value of the Company's Common Stock determined at the date of grant and the exercise price of the option.

    Options granted under the 1989 Director Plan may be exercised at any time during the period beginning on the date specified in the option agreement pursuant to which the options are granted (which date will be at least six months from the date of grant) and ending 20 years after the date of grant. Generally, if a participant ceases to be a director on account of retirement or for any other reason except death or total and permanent disability, such director's options will expire on the earlier of (i) the fifth anniversary of the date that the director ceased to be a member of the Board or (ii) the expiration date specified in the option agreement. If a director dies or becomes permanently and totally disabled during such five year period, such director's options will expire on the fifth anniversary of death or total and permanent disability unless by their terms they expire earlier. If a director dies or becomes permanently disabled while actively serving as a director, such director's options will expire on (i) the fifth anniversary of the date of death or total and permanent disability or (ii) the expiration date specified in the option agreement.


    The following table sets forth the Common Stock options received by Company directors in lieu of the elected portion of their respective annual retainers pursuant to the 1989 Director Plan for fiscal year 1994. As of December 31, 1994, no options had been exercised. The individuals listed below are the only directors who have participated in the 1989 Director Plan for fiscal year 1994.


                                        Number of           Average
  Director                              Shares(1)      Exercise Price(2)      Fair Market Value(3)
  ---------                           -------------  ---------------------  ------------------------
  J. R. Kennedy                          2,040               $7.891                 $16.50
  T. W. Rollins                            510               $7.891                 $16.50
  H. B. Sargent                          1,149               $7.891                 $16.50
  H. W. Sundt                            1,460               $7.891                 $16.50

- - -------

(1) For Messrs. Kennedy, Rollins, Sargent, and Sundt, the number of options received represent 100%, 25%, 50%, and 50% of their respective annual retainers.

(2) The average  exercise  price is based upon shares  granted on March 31, June
    30,  September  30, and December 31, 1994 with an exercise  price of $7.063,
    $7.563, $8.688, and $8.250 respectively. On March 31, 1994, Messrs. Kennedy,
    Rollins, Sargent, and Sundt received 566, 142, 319, and 319 options, respectively. On June 30, 1994, Messrs. Kennedy, Rollins, Sargent, and Sundt received 529, 132, 298, and 298 options, respectively. On September 30,
    1994, Messrs. Kennedy, Rollins, Sargent, and Sundt received 460, 115, 259, and 259 options, respectively. On December 31, 1994, Messrs. Kennedy,
    Rollins, Sargent, and Sundt received 485, 121, 273, and 273 options, respectively.

(3) The Fair Market Value equals the closing price of one share of the Company's common stock at December 31, 1994, as reported on the New York Stock
    Exchange -- Composite Transactions.


    Under the Magma Copper Company 1992 Restricted Stock Plan for Non-Employee Directors (the "1992 Directors Plan"), each Eligible Director serving as a director on January 1 of any year receives an automatic grant of 1000 shares of Common Stock at the beginning of each calendar year (except for 1992, for which year grants were issued on May 14, 1992, the date the Plan was approved by the Company's Shareholders). Such stock is nontransferable for a period of six months, and may be subject to other restrictions.

    As of March 1, 1995, each of Messrs. Cool, Donahue, Goth, Kennedy, Rollins, Sargent, Strauss, and Sundt have participated in the 1992 Directors Plan, and, pursuant to such plan, each of such persons has received aggregate grants of 4,000 shares of the Company's Common Stock. With respect to the shares granted to each of such directors, 1,000 were granted when the Company's closing stock price on the New York Stock Exchange was $11.25; 1,000 when such price was $14.25; 1,000 when such price was $13.00; and 1,000 when such price was $16.50.


                           EMPLOYMENT CONTRACTS AND
                          TERMINATION OF EMPLOYMENT
                      AND CHANGE-IN-CONTROL ARRANGEMENTS

      EMPLOYMENT AGREEMENT OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In 1988, the Company executed a five year Employment Agreement (which has been amended to provide one-year extensions annually to 1997) (the "CEO Employment Agreement") with J. Burgess Winter, its President and Chief Executive Officer, providing for a one-time cash bonus of $100,000 and a grant of 18,900 shares of stock, plus a base salary of $260,000 per year. Pursuant to the CEO Employment Agreement, Mr. Winter is eligible to receive bonus payments based upon the Company's attainment of certain earnings goals. In 1994, Mr. Winter's base salary was increased to $550,000 per year and he received a bonus of $550,000 under the Company's Incentive Compensation Plan, which offsets any short-term bonus he would have received under the CEO Employment Agreement for services rendered during 1993. During 1994, Mr. Winter also received a long-term bonus of $222,917, and the restricted stock and option grants discussed on pages 6 and 7, respectively. Under the Magma Copper Company Chief Executive Officer Supplemental Retirement Plan (the "CEO Retirement Plan"), Mr. Winter will receive from the CEO Retirement Plan, and from all other retirement benefit plans established by the Company, a total benefit equal to 60% of his average compensation during the highest compensated three calendar years occurring in the last five calendar years of his employment. If Mr. Winter leaves the Company before the occurrence of the earlier of a change in control or his attainment of age 62, no benefit is payable. The CEO Employment Agreement further provides for disability, life insurance, and other fringe benefits, as well as pension benefits that are offset by the CEO Retirement Plan. The CEO Employment Agreement automatically terminates upon the death or long-term disability of Mr. Winter, and may be terminated by the Company for cause or by Mr. Winter at any time upon 120 days' written notice. The CEO Employment Agreement also contains a non-compete covenant which restricts Mr. Winter from engaging in certain competitive activities for two years following the termination of his employment with the Company.

    On November 11, 1993, the Board of Directors authorized the execution of a separate Retention and Severance Agreement with Mr. Winter (the "Retention and Severance Agreement") to provide certain benefits in the event of a change in control of the Company. This agreement became effective on December 22, 1993. A "change in control" under this Agreement includes: (i) a merger or consolidation with any person other than Warburg, Pincus in which the Company's shareholders prior to the change in control do not retain 65% or more of the voting power of the merged or consolidated company, (ii) the acquisition of 35% or more of the voting power of the Company's Common Stock, by a party other than Warburg, Pincus, which results in Warburg, Pincus' percentage ownership to be less than 10% greater than any other owner of the Company's Common Stock, (iii) a change in identity of the majority of the members of the Board within any 24 month period, (iv) a sale of all or substantially all of the assets of the Company,
(v) a transfer of all or substantially all of the Company's assets to a partnership or joint venture in which the Company's interest is less than 50%, and (vi) a complete liquidation of the Company.

    The benefits that are provided under the Retention and Severance Agreement in the event of a change in control include: (i) lost value compensation in the event that Mr. Winter is unable to freely exercise stock options or sell or exchange Common Stock acquired pursuant to restricted stock grants under the 1987 Plan, the 1989 Plan, or the 1993 Plan, or (ii) in the event that certain defined termination events occur following a change in control: (a) an extension, for a period of two years, of life, health, and disability benefits,
(b) a pension supplement equal to the amount Mr. Winter would have received had his pension benefits under the Company's regular retirement plan been increased on the basis of two additional years of service, (c) a lump-sum payment equal to three times the sum of Mr. Winter's base salary and his target annual incentive compensation bonus, and (d) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. Certain of these benefits are not payable under the Retention and Severance Agreement to the extent that they are provided for under other Company benefit plans.

    Additionally, the Retention and Severance Agreement provides Mr. Winter with retention benefits encouraging him to stay with the Company should a change in control occur. These retention benefits include: (i) the extension of the term of the CEO Employment Agreement by two years during which Mr. Winter would continue to receive compensation at a rate comparable to his rate of compensation on the date of the change in control, (ii) payment of bonuses on the first and second anniversaries of the date of the change in control equal to 75% of the sum of his annual base salary and target annual incentive compensation bonus, and (iii) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. As of March 1, 1995, no change in control event has occurred under the Retention and Severance Agreement. The Rentention and Severance Agreement has an initial three year term, and is automatically renewed for one year extensions unless proper notice is given by the Company that the agreement will not be extended.


                         OTHER EMPLOYMENT AGREEMENTS

    On November 11, 1993, the Board of Directors authorized the execution of employment agreements (the "Employment Agreements") with certain executives of the Company to replace employment agreements expiring on December 21, 1993. These Employment Agreements became effective December 22, 1993. All of the Named Executive Officers, except Mr. Winter, have entered into such agreements with the Company. Mr. Winter's comparable agreement, the Retention and Severance Agreement, is discussed above. The Employment Agreements provide for certain benefits to these executives upon the occurrence of a "change in control" of the Company. A "change in control" under the Employment Agreements is defined to include: (i) a merger or consolidation with any other corporation, other than Warburg, Pincus, in which the Company's shareholders prior to the change in control do not retain 65% or more of the voting power of the merged or consolidated company, (ii) the acquisition of 35% or more of the voting power of the Company's Common Stock by a party other than the Warburg, Pincus which results in Warburg, Pincus' percentage ownership to be less than 10% greater than any other owner of the Company's Common Stock, (iii) a change in identity of the majority of the members of the Board within any 24 month period, (iv) a sale of all or substantially all of the assets of the Company, (v) a transfer of all or substantially all of the Company's assets to a partnership or joint venture in which the Company's interest is less than 50%, and (vi) a complete liquidation of the Company.

    The benefits that are provided in the event of a change in control  include:
(i) lost value compensation in the event that an executive is unable to freely exercise stock options or is unable to freely sell or exchange Common Stock acquired pursuant to restricted stock grants under the 1987 Plan, the 1989 Plan, or the 1993 Plan, or (ii) in the event that certain defined termination events occur following the change in control: (a) an extension, for a period of two years, of life, health, and disability benefits, (b) a pension supplement equal to the amount that the executive would have received had the executive's pension benefits under the Company's regular retirement plan been increased on the basis of two additional years of service, (c) a lump sum payment equal to two times the sum of the executive's base salary and the executive's target annual incentive compensation bonus, and (d) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. Certain of these benefits are not payable under the Employment Agreements to the extent that they are provided under other Company benefit plans.

    Further, the Employment Agreements provide executives with retention benefits should a change in control of the Company occur. The retention benefits are designed to encourage the executives to remain with the Company following such a change in control, and include: (i) the extension of the term of the Employment Agreements by two years during which each executive would continue to receive compensation at a rate comparable to his or her respective rate of compensation on the date of the change in control, (ii) payment of bonuses on the first and second anniversaries of the date of the change in control equal to 75% of the sum of the annual base salary and target annual incentive compensation bonus of the executive, and (iii) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. As of March 1, 1995, no change in control event has occurred. These Employment Agreements have an initial three-year term, and provide for automatic one-year extensions, unless proper notice is given by the Company that the Employment Agreements will not be extended.


                     OTHER CHANGE IN CONTROL ARRANGEMENTS

    The Named Executive Officers have received awards of stock options under the 1989 Plan and the 1993 Plan and restricted stock under the 1987 Plan and the 1989 Plan.

    Under the 1989 Plan, upon the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, or upon the sale of all or substantially all of the assets of the Company, the Compensation Committee (the "Committee") may determine that: (i) all outstanding options and stock appreciation rights shall be fully vested and exercisable, (ii) some or all restrictions on restricted stock shall lapse immediately, unless provision is made for the continuance of the 1989 Plan and the assumption of the liability for outstanding restricted stock awards, or
(iii) there shall be the substitution of new incentive awards by the successor corporation or an affiliate thereof, with appropriate adjustments as to the number and kind of stock and prices.

    The 1989 Plan provides that in the event of a "change in control" of the Company, the Committee may accelerate the exercise date and/or the vesting schedules of any or all outstanding stock options, cancel restrictions on restricted stock, and pay cash in exchange for the cancellation of outstanding stock options. A "change in control" is deemed to have occurred under the 1989 Plan if: (i) any person becomes the beneficial owner of 25 percent or more of the combined voting power of the Company's securities, (ii) any person makes a filing under Section 13(d) of the Exchange Act with respect to the Company,
(iii) a change occurs which is required to be reported in response to Item 6 (e) of Schedule 14A under the Exchange Act, (iv) over any 12 month period, the members of the Board of Directors of the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors, (v) the Company's stockholders approve a merger or consolidation of the Company with another corporation where the Company is not the surviving corporation, or (vi) the stockholders of the Company approve a complete liquidation of the Company or a sale or disposition of all or substantially all of the Company's assets.

    Restricted stock and stock option agreements issued to Mr. Winter and the Named Executive Officers who received stock and option grants under the 1989 Plan prior to November 7, 1991, provide that a change in control occurs if any person becomes the beneficial owner of 35% or more of the voting power of the Company's outstanding securities or an event described in clause (iii) or (iv) of the preceding paragraph occurs. As a result of accumulations of Common Stock by Warburg, Pincus, a change in control occurred in 1991 under these agreements. As a result of the change in control, all stock options issued to such executives prior to November 7, 1991, have become fully vested. Stock option agreements entered into after November 7, 1991, provide for an automatic acceleration of exercisability upon the occurrence of a 50% change in control. A 50% change in control under such agreements includes the acquisition of 50% or more of the voting power of the Company's securities or a sale of all or substantially all of the Company's assets in a transaction in which the Company does not maintain at least a majority interest in the acquiring entity. Upon the occurrence of a 50% change in control, stock options issued to such executives after November 7, 1991, will vest, to the extent not already vested, 25% as of the date of the change in control, 50% as of the first anniversary of the change in control, and 25% as of the second anniversary of the change in control (if the executive is then employed by the Company). If the executive is discharged (other than for cause) or otherwise resigns upon the occurrence of certain termination events at any time after a 50% change in control, the stock options then held by the executive will expire six months after the date of termination.

    Restricted stock awards granted under the 1987 Plan prior to November 7, 1991, contain change in control provisions similar to those contained in the restricted stock agreements issued under the 1989 Plan prior to November 7, 1991. Therefore, all such restricted stock will become fully vested in the event of a "termination event", such as involuntary termination or voluntary termination after significant demotion or pay reduction. Restricted stock awards granted to executives under the 1987 Plan after November 7, 1991, provide that upon the occurrence of a 50% change in control together with the occurrence of a "termination event", all such restricted stock grants will vest immediately as of the date of such executive's termination. As of March 1, 1995, no stock options granted under the 1987 Plan were held by the Named Executive Officers.

    In the event of a change in control of the Company under the 1993 Plan, the Committee may accelerate the exercise dates of any or all outstanding stock options and the vesting dates of any restricted stock, and may grant stock appreciation rights to holders of stock options. A "change in control" shall be deemed to have occurred under the 1993 Plan if: (i) a change occurs which is required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, (ii) any person, other than Warburg, Pincus, becomes the owner of 35% or more of the combined voting power of the Company's securities, (iii) there is a change in the identity of the majority of the members of the Board over a 12-month period, (iv) there is a sale of all or substantially all of the Company's assets, (v) there is a transfer of all or substantially all of the Company's assets to a partnership or joint venture where the Company's interest is 50% or less, or (vi) there is a resolution passed by the Board declaring a change in control due to the acquisition of outstanding securities by Warburg, Pincus, resulting in such partnership's ownership of 50% or more of the voting power of the Company's stock.

    Under the Supplemental Plan, if a participant is terminated other than for good reason, as defined in the Supplemental Plan, within one year following a 50% change in control, then, notwithstanding any other provisions of the Supplemental Plan, the Company must distribute to such participant in a lump sum (or through acquisition of an annuity contract) an amount actuarially equivalent to the value of the benefits that the participant would have been entitled to under the Supplemental Plan upon achievement of his or her normal retirement age.

    Deferred amounts under the Company's Deferred Compensation Plan are payable upon a participant's termination following a change in control of the Company. A "change in control", as defined under the Deferred Compensation Plan, includes the acquisition by a person or group of beneficial ownership of 35% or more of the voting power of the Company's outstanding securities. As a result of the 1991 acquisitions of the Company's Common Stock by Warburg, Pincus, the change in control provision of the Deferred Compensation Plan was triggered.
Accordingly, employees participating in such plan will be entitled to receive deferred compensation upon termination of their employment with the Company.
Further, the Deferred Compensation Plan may not be amended without participant consent except for certain specified reasons, including amendments necessary to ensure that the Deferred Compensation Plan is in compliance with applicable law.

    The Company's Long-Term Plan provides for vesting in at least 100% of the cycle's target award prorated for years of participation as of the date of a change in control. A "change in control" shall be deemed to have occurred under the Long-Term Plan: (i) if any person, other than Warburg, Pincus, acquires 50% or more of the combined voting power of the Company, (ii) upon a change in the identity of a majority of the members of the Board within any 12-month period,
(iii) upon the sale of all or substantially all of the Company's assets, (iv) upon the transfer of all or substantially all of the Company's assets to a partnership or joint venture in which the Company's interest is 50% or less, or
(v) if Warburg, Pincus acquires 50% or more of the combined voting power of the Company and a majority of the members of the Board serving immediately prior to such event pass a resolution acknowledging that a change in control has occurred.

    Under the CEO Retirement Plan, in the event of a change in control followed by involuntary termination not due to cause or by voluntary separation following a substantial pay reduction or demotion, the participant is entitled to a normal retirement benefit, regardless of attained age. A "change in control" for such purpose includes an acquisition of 50% or more of the Company's voting securities, and similar events.


                        COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee (the "Committee"), comprised primarily of independent members of the Company's Board of Directors, closely oversees executive compensation programs at the Company. The Committee believes that these programs should coordinate executive actions with well- defined strategic goals. Accordingly, the Company's compensation programs are designed to:

    * Create an on-going focus by management on key internal performance measures that drive shareholder value

    * Make a significant portion of pay dependent upon the attainment of specified goals in order to better link compensation with performance

    * Attract, develop, and retain high-quality executives with competitive compensation opportunities

    * Provide a strong financial incentive for meeting and exceeding performance goals

    * Create a balance between short-term performance measures and long-term strategic direction and decisions through long-term incentives linked to share value

    The  discussion  that  follows   describes  the  performance   results  that
influenced the Committee's compensation decisions and the various components of the compensation programs.

                             PERFORMANCE RESULTS

    In its evaluation of the performance and its decisions regarding the incentive compensation of J. Burgess Winter, the Chief Executive Officer of the Company, and the Company's other executives, the Committee has taken into account management's success in improving financial and operating performance as shown in the graphs below, the Company's success in the environmental permitting for, and the commencement of construction at, the new Robinson mining operation near Ely, Nevada, and the successful acquisition from the Peruvian government of the Tintaya mine, located in Southern Peru.

                                PRODUCTION GRAPH
                            PRODUCTION UP 6% IN 1994
                      (pounds of copper cathode, millions)


                             1988   1989   1990   1991    1992    1993    1994
                             ----   ----   ----   ----    ----    ----    ----

Magma Source Production       335    350    470    515     544     561     596
Custom Smelting & Refining    165    186    206    188     224     218     223


                             PRODUCTION COSTS GRAPH
                           COSTS DECLINE 12% IN 1994


                             1988   1989   1990   1991    1992    1993    1994
                             ----   ----   ----   ----    ----    ----    ----

Net cash cost per pound(1)    .78    .72    .73    .71     .66     .66     .58
Productivity(2)               353    390    472    506     567     592     653
Cost Excluding Rains(1)                                    .66     .63     .58

(1) Net cash operating cost per pound
(2) Pounds per manshift

    Two key measures of the Company's operating performance are productivity and operating cost. The Company has shown dramatic improvement in each of these areas in recent years. During the last six years, productivity, as measured in pounds of copper produced per manshift, has increased by 85% and net operating costs have decreased from 78 cents (96 cents adjusted for inflation) to 58 cents per pound. During 1994, the Company set a goal of net cash operating costs of less than 60 cents per pound. This goal was realized when average operating costs were reduced from 66 cents per pound in 1993 to 58 cents per pound in 1994. During this same time, productivity increased by 6%. The Committee believes that these continued improvements are due to the development of the Company's high performance workforce, the cultural transformation of the Company, technological improvements, and the judicious use of capital.

    The Company's net income of $87.4 million in 1994 was the highest in its history. The record income can, in large part, be attributed to the combination of growth and cost reduction programs put in place by the Company's management team, the favorable price of copper, and an increase in source copper of more than 7%, or 38 million pounds, in 1994 over 1993 levels. Before the reorganization of the Company's management team in 1988, the Company's common stock was trading in the range of $5 to $6 per share, and its market capitalization was approximately $220 million. The Company's stock typically traded in the range of $15 to $17 per share during 1994 (with a peak price of $18.875), and market capitalization (on a fully-diluted basis) now exceeds $1 billion. During 1994, the Company's market capitalization increased by approximately $225 million.

    The Committee also evaluates management's performance in the development of new strategic growth opportunities. Current strategic growth projects include the ongoing exploration, development, and construction of the Robinson property in Nevada, the development of the Kalamazoo Mine near San Manuel, Arizona, and the expansion of the Company's smelting and refining facilities. These projects represent significant progress toward the Company's long-term goals of increasing ore reserves and production while decreasing costs. Management's goal of acquiring low-cost international orebodies to increase the Company's reserves was partially fulfilled by the acquisition of the Tintaya mine from the Peruvian government on November 29, 1994. The Tintaya operation is expected to produce at least 125 million pounds of copper in 1995 at an estimated cost of approximately 60 cents per pound, which is expected to have an immediate positive impact on the Company's financial results. The Tintaya mine contains excellent exploration potential which the Company intends to pursue over the next several years. Additionally, management expects significant operational improvements from the Tintaya mine which should result in production increases and costs decreases.

    Based on an evaluation of the above factors, it is the Committee's belief that the Company's executives continue to demonstrate great success in achieving improvements in short- and long-term financial performance, and in making significant progress toward achieving the Company's growth objectives. The Company's compensation policies, plans, and programs are designed to focus management on these objectives and to reward management for accomplishing these goals.

                          COMPONENTS OF COMPENSATION

    The Company bases total compensation levels for its executives on pay practices in its competitive labor market. The competitive labor market is comprised of a group of companies that are either direct competitors, natural resource companies, or industrial companies with similar sales volumes. Several of the companies included in the S & P Metals Index are also included.

    The key components of the Company's executive compensation program are base salary, annual incentives, and long-term incentives. These components are discussed individually below.

                                BASE SALARIES

    The Company deliberately sets base salaries slightly below the comparative labor market levels but provides competitive total compensation awards when superior performance goals are met. Using this philosophy, the Company effectively links pay to both short- and long-term performance.

    Base salaries typically account for approximately 40% of the compensation package for executives, while 60% is dependent upon the achievement of specified Company goals. Salary increases depend upon the following factors: responsibility level, individual performance, experience level, internal equity, and external or competitive pay practices. The Committee reviews survey data on the competitive labor market prior to recommending base salary increases.

    The base salaries of the Named Executive Officers in 1994 were based upon the preceding factors and, in some cases, on market-based adjustments. Market-based adjustments were made in 1994 to bring base salaries to a more competitive level, yet consistent with the Company's philosophy of slightly lower-than-market base salaries.

                              ANNUAL INCENTIVES

INCENTIVE COMPENSATION PLAN

    The Company's Incentive Compensation Plan (the "ICP") provides key employees with a significant financial incentive (targeted on average at approximately 20% of their total compensation) for meeting annual performance targets at the corporate, business unit, and individual levels. These performance targets relate to operating efficiencies, productivity, and cash flow, as well as other individual performance measures. Corporate measurements include reduction in cost per pound of copper produced, increases in productivity, pounds of copper produced, and after-tax cash flows, and account for 50% of the target bonus of corporate participants and 30% of the target bonus of divisional participants. The business unit targets are comprised of similar measurements related to business unit and account for 30% of the target bonuses for divisional participants. Individual performance measures consist of specific projects, strategic business plan targets, and performance objectives separately developed for each key employee. While the objectives vary for each individual, in every case they are intended to measure the individual's own contributions toward the attainment of the key business objectives that impact the corporate measurements described above. Individual performance measures account for 50% of the target bonus for corporate participants and 40% of the target bonus for divisional participants. Copper price is excluded from the cash flow performance measure in order to focus management on performance factors that they are able to impact and in order to preclude a "windfall" as a result of positive changes in copper price level.

    In 1994, most of the targets established for the Company's executive officers were exceeded. Budgeted levels of corporate performance measurement targets were slightly exceeded with respect to cost per pound of copper produced, productivity, and pounds of copper produced. The after-tax cash flow budgeted target for 1994 was substantially exceeded. The after-tax cash flow target compromises 50% of the corporate performance measurement, with the other listed factors, equally weighted, comprising the other 50% of the corporate measurement. Levels of achievement at the acceptable (but below target), target, and above target levels are calculated for each corporate performance measure. The chosen corporate measurement factors have been determined by the Committee to reflect the most critical elements in the overall financial success of the Company, other than copper price. After-tax cash flows, as a measurement target, act to balance the commitment of resources to achieve cost, productivity, and production targets. Copper price is not considered because the Company has no control over world-wide copper prices.

    The ICP is designed to  compliment  the  performance  goals of the Company's gainsharing program, in which all employees at the operating divisions participate. Together, these plans enable the Company to share employee-driven productivity gains and to strive for continuous improvement.

    The Committee reviews performance targets under the ICP to ensure that they relate to shareholder value improvement over the long-term. The Committee also approves payouts made under the ICP to the Named Executive Officers and the total spending level for all participants.

                             LONG-TERM INCENTIVES

    Long-term incentives are provided pursuant to the Company's Long-Term Incentive Plan (the "Long-Term Plan") in the form of performance shares and under the Company's stock option and stock award plans in the form of stock options. In order to focus executives on the long-term shareholder improvement measures, approximately 40% of executive compensation is targeted through long-term incentives.

LONG-TERM INCENTIVE PLAN

    The Long-Term Plan was initiated in 1993 to create a balance between the focus on short-term productivity measures inherent in the ICP and long-term performance targets and strategic goals. The purpose of the Long-Term Plan is to:

    * Focus top management on key internal performance measures that drive improvement in shareholder value

    * Balance the short-term focus of the Incentive Compensation Plan

    * Provide significant rewards for successful performance

    * Retain the key management team

    * Create a strong link to increased shareholder value

    Performance is measured over three year cycles. The first cycle began January 1, 1993 and ends December 31, 1995. A second cycle will begin on January 1, 1996 and end on December 31, 1998.

    Performance shares are granted to participants at the beginning of the performance period. Each participant has a target award expressed as a percentage of base salary (from 40% of annual base salary to 70% depending upon the impact level of the position). The target number of performance shares awarded to each participant is determined by dividing the target award dollar amount (base salary (x) target award percentage) by the average stock price in the year preceding commencement of the cycle. The average stock price for 1994 was $16.19. Shares are earned annually based upon achievement of pre-set performance targets. However, shares do not vest until the end of the performance cycle, thus serving as a retention device. Also, there is a strong tie to shareholder value as a result of the awarding of performance shares, as cash value is based upon average share values for the last year of the cycle.

    The  performance  measurements  focus the  executive on targets which create long-term shareholder value. Unlike the ICP, the Long-Term Plan does not utilize individual performance measures. The Company's strategic plan, which is approved by the Board of Directors, serves as the guideline to create specific goals. The measures  used  include  cash  cost per  pound of  copper  produced,  pounds  of production, and cash flow return on investment. The performance measurements are weighted as follows:  (i) cash cost per pound -- 40%,  (ii) pounds of production
- - -- 30%,  and (iii) cash flow return on  investment  -- 30%.  Actual  performance share  awards  range  from  zero  to two  times  the  target  award  based  upon achievement of pre-set  targets for each  performance  measurement.  Each of the budgeted target objectives  corresponding to these performance  measurements was exceeded for 1994.

STOCK OPTIONS

    Stock options granted by the Company are intended to directly link executive and shareholder interests. Because stock options granted by the Company typically vest over a period of three years from the date of the grant, they also serve as a retention device. The Company's key executives have been awarded stock options annually, based on the following factors: responsibility level, current compensation, competitive practice, and the Company's goal of motivating and recognizing superior performance and potential through above-market compensation opportunities. Options held by individuals are not considered when making additional awards.

    In general, the most significant factor, in terms of the numbers of the options granted, is the executive's responsibility level, as it is the judgment of the Committee that the other listed factors are directly related to each executive's responsibility level. In some cases, options may also be granted in order to induce the employment of potential new executives or high level managers. Options may be periodically awarded to recognize superior performance.

    Stock options are typically awarded at a discount to the market value on the grant date. The Company calculates competitive option-award sizes as if they were issued at fair market value and then reduces the number of options actually awarded to reflect the value of the discount. The size of the award to any employee may also be adjusted to reflect the relative performance and potential contribution to the Company within the group nominated to receive an option award.

RESTRICTED STOCK

    In 1994, the Named Executive Officers were issued restricted stock grants as described in the Summary Compensation Table set forth on page 6. These restricted stock grants were made with a vesting schedule as described on page
6. The Committee recommended the stock grants to assure that the total compensation of the Named Executive Officers remained competitive, and as a retention device. The amount of the grants was coordinated with the stock options described above. The criteria for grant awards were the same as described above under "Long-Term Incentive -- Stock Options."

                               CEO COMPENSATION

    Since Mr. Winter joined the Company in August 1988, the Company has progressed from being a high-cost producer to being recognized as a leader in terms of strategic, operating, financial, and human resources practices, and performance and, increasingly, a lower cost producer. The leadership of Mr. Winter, as well as his executive team, continues to be a driving force in the Company's accomplishments. While Mr. Winter receives a competitive base salary, 66% of his compensation is at risk in the form of short- and long-term incentives. These incentives are intended to link compensation with shareholder interests.

    In 1994, Mr. Winter's base salary was increased to $550,000, and he received an incentive compensation bonus of $550,000. In early 1995, Mr. Winter was also awarded a long-term bonus of $222,417. In making these salary and bonus recommendations, the Compensation Committee considered the Company's outstanding performance in 1994 in terms of profitability, the dramatic improvement in the productivity and certain operating factors set forth on page 19, the achievement of certain strategic goals as set forth on page 19, and the outstanding leadership that Mr. Winter has provided in assembling a world-class management team. Mr. Winter's salary and bonus are determined based upon a recommendation from the Compensation Committee and approval by the Board of Directors.

    Mr. Winter also participates in the ICP and the Long-Term Plan with other executives. Pursuant to these plans Mr. Winter was awarded 162,400 stock options at a 25% discount to market during 1994, and a restricted stock grant of 36,365 shares of the Company's Common Stock on November 16, 1994. In determining these grants, the Compensation Committee considered the same factors and assigned the same weights as described under the captions "Long- Term Incentives -- Long-Term Incentive Plan" and "Long-Term Incentives -- Stock Options" set forth above. Mr. Winter is also covered under the CEO Retirement Plan, which is designed to encourage him to remain active with the Company until at least age 65, as discussed on pages 14 and 15.

         COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code limits the corporate income tax deduction for compensation paid to the Named Executive Officers to $1 million each, unless certain requirements are met. The Compensation Committee has reviewed the impact of this new tax code provision on the current compensation package for executives. Under the proposed regulations, transition rules relating to the Company's stock-based compensation plans preclude compensation under such plans from being subject to the deduction limit. At the present time, there is no definitive guidance in the form of final regulations. Accordingly, the Compensation Committee will continue to review the impact of this tax code section and anticipates making appropriate recommendations to the Board in the future.

    The foregoing report has been furnished by the following members of the Compensation Committee of the Company's Board of Directors:

  H.W. Sundt, Chairman                          T.W. Rollins
  J.R. Cool                                     S.D. Strauss
  D.J. Donahue                                  J.L. Vogelstein
  J.W. Goth

    LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

    The Restated Certificate of Incorporation of the Company limits the personal liability of directors to the Company or its stockholders for monetary damages for breach of the duty of care. The Company's Bylaws provide for the indemnification of certain individuals, including the Company's directors and officers, by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. The provisions of the Restated Certificate of Incorporation limiting the personal liability of the Company's directors are consistent with Section 102(b)(7) of the Delaware General Corporation Law which is designed, amongst other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages for breach of the duty of care.



        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the ownership of Common Stock beneficially held by (a) each of the directors of the Company, (b) the Named Executive
Officers, (c) all directors and executive officers of the Company as a group, and (d) each holder of 5% or more of the Company's Common Stock. Unless otherwise noted, ownership is reflected as of February 15, 1995. Except as otherwise indicated, to the Company's knowledge, each beneficial owner listed has sole investment and voting power with respect to the shares of stock indicated except to the extent that authority is shared by spouses under applicable law.



                                                              AMOUNT OF BENEFICIAL    PERCENT OF
    BENEFICIAL OWNER'S NAME OR BENEFICIAL NUMBER IN GROUP          OWNERSHIP           OWNERSHIP
  ---------------------------------------------------------  ----------------------  -------------
  J. Burgess Winter                                                 523,690(1)              *
  Donald J. Donahue                                                  43,100(2)              *
  Christopher W. Brody                                                     (3)              *
  Judd R. Cool                                                        4,000(4)              *
  John W. Goth                                                       12,223(5)              *
  Thomas W. Rollins                                                  10,953(6)              *
  Henry B. Sargent                                                   14,789(7)              *
  Simon D. Strauss                                                    6,200(8)              *
  H. Wilson Sundt                                                    13,639(9)              *
  John L. Vogelstein                                                       (10)             *
  John R. Kennedy                                                    32,245(11)             *
  John F. Champagne                                                  53,714(12)             *
  Douglas J. Purdom                                                  50,775(13)             *
  Bradford A Mills                                                   69,763(14)             *
  Harry C. Smith                                                     82,435(15)             *

  All Directors and Executive Officers as a Group (19
    people)                                                       1,126,296(16)             2.4

  Warburg, Pincus                                                16,899,616(17)            36.0
  Capital Company, L. P.
  66 Lexington Avenue
  New York, NY 10017

  Capital Growth Management                                       3,159,000(18)             6.9
    Limited Partnership
  One International Place
  Boston, MA 02110

  The Capital Group Companies, Inc.                               2,608,590(19)             5.7
  333 South Hope Street
  Los Angeles, CA 90071

- - -------

  *  Less than one percent

 (1) Includes 316,075 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 26,250 shares of Common
     Stock.  Mr.  Winter is the  President  and Chief  Executive  Officer of the
     Company.

 (2) Includes warrants to purchase 5,100 shares of Common Stock. Mr. Donahue is the Chairman of the Board of the Company.

 (3) Warburg, Pincus owns 16,007,143 shares of Common Stock and warrants to purchase 892,473 shares of Common Stock at an exercise price of $8.50 per share. The sole general partner of Warburg, Pincus is Warburg, Pincus &
     Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E. M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages
     Warburg, Pincus. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. EMW owns 0.9% of the limited partnership interests in Warburg, Pincus. Mr. Brody, a director of the Company, is a Manging
     Director of EMW and a general partner of WP. As such, Mr. Brody may be deemed to have an indirect pecuniary interest (within the meaning of Rule
     16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg, Pincus.

 (4) All holdings are in Common Stock. Mr. Cool is a Director of the Company.

 (5) Includes 5,073 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 150 shares of Common
     Stock. Mr. Goth is a Director of the Company.

 (6) Includes 4,243 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 150 shares of Common
     Stock. Mr. Rollins is a Director of the Company.

 (7) Includes 9,639 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 150 shares of Common
     Stock. Mr. Sargent is a Director of the Company.

 (8) Includes 200 shares owned by the spouse of Mr. Strauss. Mr. Strauss is a Director of the Company.

 (9) Includes 9,639 shares issuable upon the exercise of options that are exercisable within 60 days. Mr. Sundt is a Director of the Company.

(10) Warburg, Pincus owns 16,007,143 shares of Common Stock and warrants to purchase 892,473 shares of Common Stock at an exercise price of $8.50 per share. The sole general partner of Warburg, Pincus is WP. Lionel I. Pincus is the managing partner of WP and may be deemed to control it. EMW, through a wholly owned subsidiary, manages Warburg, Pincus. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. EMW owns 0.9% of the limited partnership interests in Warburg, Pincus. Mr. Vogelstein, a director of the Company, is Vice Chairman of the Board and President of EMW and a general partner of WP. As such, Mr. Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg, Pincus.

(11) Includes 18,245 shares issuable upon the exercise of options that are exercisable within 60 days. Mr. Kennedy is a Director of the Company.

(12) Includes 25,090 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 1,075 shares of Common
     Stock. Mr. Champagne is a Vice-President of the Company.

(13) Includes 39,755 shares issuable upon the exercise of options that are exercisable within 60 days. Mr. Purdom is a Vice-President and the Chief
     Financial Officer of the Company.

(14) Includes 54,085 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 608 shares of Common
     Stock. Mr Mills is a Vice-President of the Company.

(15) Includes 49,085 shares issuable upon the exercise of options that are exercisable within 60 days and warrants to purchase 3,730 shares of Common
     Stock. Mr. Smith is a Vice-President of the Company.

(16) Does not include the shares of Common Stock and the Company's warrants held by Warburg, Pincus which may be attributable to Messrs. Brody and Vogelstein as described in footnotes (3) and (10) set forth above.

(17) Assumes full exercise of the Company's warrants held by Warburg, Pincus on February 15, 1995, and assumes no exercise of any other of the Company's warrants.

(18) Information with respect to Capital Growth Management Limited Partnership is provided in reliance upon information in a Schedule 13G filed by such stockholder dated February 9, 1995.

(19) Information with respect to The Capital Group Companies,  Inc.  ("Capital")
     is provided in reliance upon  information  included in a Schedule 13G filed by such stockholder dated February 8, 1995.  Capital has stated in a letter to the Company dated February 10, 1995 that it is the parent company of six investment  management  companies  and that  the  shares  reported  in such
     Schedule  13G are  owned by  accounts  under the  discretionary  investment management of such investment management companies.  Capital states that as of December 31, 1994,  Capital  Guardian Trust Company,  a bank, and one of such operating companies, exercised investment discretion over 1,430,130 of
     said  shares;   Capital  Research  and  Management  Company,   and  Capital
     International,   Inc.,   registered   investment   advisers,   and  Capital
     International  Limited,  and Capital  International  S.A.,  other operating subsidiaries,  had investment  discretion with respect to 564,880;  10,340;
     465,520; and 16,890 shares, respectively.


                            CERTAIN RELATIONSHIPS

    The Company has entered into certain relationships and agreements with Warburg, Pincus which, as of February 15, 1995, owned approximately 36.0% of the Company's outstanding stock (assuming full conversion of all warrants held by Warburg, Pincus and no conversion of any other of the Company's convertible securities). For a description of these relationships and agreements, see "Compensation Committee Interlocks and Insider Participation" above.


                            SHAREHOLDER PROPOSALS

                            ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

    The Board of Directors currently consists of eleven members, of whom approximately one-third are elected each year to serve for terms of three years. It is intended that the enclosed form of proxy will be voted for the election of Messrs. Winter, Cool, Strauss, and Kennedy, as Class II Directors, all of whom are currently members of the Board of Directors and whose nominations were recommended by the Nominating Committee of the Company's Board of Directors.

    You will note that on your proxy card, as to the election of directors (Item
1), by checking the appropriate box you may: (i) vote for all of the Board's nominees as a group, (ii) vote for all of the Board's nominees as a group except such nominee whose name you so indicate, or (iii) withhold authority to vote as to all of the Board's nominees as a group.

    The Nominating Committee of the Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve as a director if elected. If between the mailing of this Proxy Statement and the meeting date any nominee becomes unavailable or unwilling to serve, the proxies solicited hereby will be voted for the election of such person or persons as may be nominated by the Board of Directors. The election of each director shall be determined by plurality vote.

                   RATIFICATION OF APPOINTMENT OF AUDITORS
                               (PROPOSAL NO. 2)

    The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, to be the Company's accountants for the year 1995 and recommends to stockholders that they vote for ratification of that appointment.

    Arthur Andersen LLP, formerly Arthur Anderson & Co., served in this capacity for the year 1994. Its representatives will be present at the stockholders meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

    The appointment of accountants is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year.

    Before making its recommendations for appointment of Arthur Andersen LLP to the entire Board, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Arthur Andersen LLP in all of these respects. Ratification of the appointment of Arthur Andersen LLP requires approval of a majority of the outstanding shares of stock that are present at the meeting in person or by proxy and entitled to vote thereon.

                    STOCKHOLDER PROPOSALS FOR NEXT MEETING

    To qualify for inclusion in the proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders, a proposal intended by a stockholder for presentation at that meeting must be received by the Company at its principal executive offices on or before December 1, 1995.

                        OTHER BUSINESS OF THE MEETING

    Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to the best judgment of the proxy holders. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement

                              By Order of the Board of Directors

Tucson, Arizona
April 7, 1995

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO THE CORPORATE TREASURER, MAGMA COPPER COMPANY, 7400 NORTH ORACLE ROAD, SUITE 200, TUCSON, ARIZONA 85704.

                              Magma Copper Company
                       7400 North Oracle Road, Suite 200
                             Tucson, Arizona 85704

          This Proxy is Solicited On Behalf of the Board of Directors

The undersigned hereby appoints J. Burgess Winter,  Douglas J. Purdom and Andrew
A. Brodkey, jointly and severally, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Magma Copper Company held of record by the undersigned on March 24, 1995, at the Annual Meeting of Stockholders to be held on May 18, 1995, or any adjournment thereof.

               (Continued, and to be signed on the reverse side.)



This proxy when properly executed, will be voted in accordance with the directions indicated hereon. If no specific instructions are given, this Proxy will be voted for approval of the listed proposals and, with respect to such other business as may properly come before the meeting, in accordance with the discretion of the Proxies.

                                   /  I plan to attend   /
                                        the meeting

                                  /          o          /


1. ELECTION OF DIRECTORS

                VOTE FOR                                 VOTE WITHHELD
     all nominees (except as marked to              on all nominees listed
              the contrary)

                  /  /                                       /  /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

             J. R. Cool, J. R. Kennedy, S. D. Strauss, J. B. Winter

2. RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP
   AS COMPANY ACCOUNTANTS FOR 1995

           FOR                AGAINST                ABSTAIN

          /  /                 /  /                   /  /



                                     Please sign exactly as name appears hereon.
                                     When shares are held as joint tenants, both
                                     should  sign.  When  signing  as  attorney,
                                     executor,   administrator,    trustee,   or
                                     guardian,  please  give full title as such.
                                     If a corporation, please have signed by any
                                     authorized   officer.   If  a  partnership,
                                     please   sign   in   partnership   name  by
                                     authorized person.


                                     DATED                                , 1995
                                          -------------------------------


                                     ------------------------------------------
                                     Signature


                                     ------------------------------------------
                                     Printed name


                                     ------------------------------------------
                                     Title


                                     ------------------------------------------
                                     Signature (If held jointly)


                                     ------------------------------------------
                                     Printed Name


PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.